Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Wilshire Bancorp, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Wilshire Bancorp, Inc. and Subsidiaries of our report dated March 14, 2013 on the 2012 consolidated financial statements of Wilshire Bancorp, Inc. and Subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Wilshire Bancorp, Inc.  and Subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
September 30, 2013